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                                                                       EXHIBIT 6


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ROYAL OLYMPIC SIGNS AGREEMENT WITH GERMAN BANKS


PIRAEUS, GREECE, JANUARY 15, 2004 - ROYAL OLYMPIC CRUISE LINES INC. (Nasdaq:
ROCLF) announced today that it and two of its subsidiary companies, Olympic World Cruises, Inc. and Royal World Cruises, Inc., owners of the cruise ships OLYMPIA VOYAGER and OLYMPIA EXPLORER respectively, which latter two companies are subject to a Chapter 11 reorganization proceeding pending in Honolulu, Hawaii, have amicably resolved their differences with German lending institutions by an agreement for the resolution of the pending proceedings by consent.

While a further announcement on the terms and effect of the agreement relative to these two ships will be made shortly, Royal Olympic stated that this agreement represents a major step forward for resolution of the present impasse facing the company, which also involves the arrest in Durban, South Africa, of the vessel OLYMPIA COUNTESS (as to which owners are currently in discussion with creditors).

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